Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information Contact:

Gregory S. Gronau, President and Chief Executive Officer

PH: 702.384.2425

FX: 702.384.1965

Gaming Partners International Corporation Completes Purchase of Dolphin Products Ltd.

North Las Vegas, NV (PR Newswire) (May 16, 2016) —Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced today that it has completed the purchase of the assets of Dolphin Products Limited, a wholly owned subsidiary of Entertainment Gaming Asia Inc. (NASDAQ: EGT) for approximately $5.9 million. In addition, earn-out payments may be made based on revenue from certain casinos. Dolphin was a leading manufacturer and distributor of RFID and traditional gaming chips and plaques under the Dolphin® brand to major casinos in Asia and Australia.

“We are excited to announce we have completed the purchase of Dolphin Products Limited’s table game assets including their portfolio of gaming currency and manufacturing equipment,” commented Gregory Gronau, GPIC’s President and Chief Executive Officer. “The acquisition will allow us to expand our product portfolio while consolidating the manufacturing into our existing plants to better serve our casino customers. The acquisition continues our strategy of continually expanding the suite of our products we offer our customers. Dolphin is a well-known brand in the industry and we look forward to adding their products to our portfolio.”

About Gaming Partners International Corporation (GPIC)
GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; gaming furniture and table accessories; table layouts; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in North Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement
This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to the integration of acquisitions; new product offerings; manufacturing capabilities and operational efficiencies; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2015, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward- looking statement will prove to be accurate.